Exhibit 3.1

CERTIFICATE OF ELIMINATION OF
8.000% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
OF
AGNC INVESTMENT CORP.

Pursuant to Section 151(g) of the General Corporation Law
of the State of Delaware

AGNC Investment Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:
1.That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted in the Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock designated 8.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on April 2, 2012, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”).
2.    That no shares of said Preferred Stock are outstanding and no shares thereof will be issued subject to said Certificate of Designation.
3.    That the Board of Directors of the Company has adopted the following resolutions:
WHEREAS, by resolution of the Board of Directors of the Company and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on April 2, 2012, the Company authorized the issuance of a series of preferred stock designated 8.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and
WHEREAS, as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to said Certificate of Designation; and
WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.
NOW, THEREFORE, BE IT AND IT HEREBY IS:
RESOLVED, that as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to said Certificate of Designation; and it is further
RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company; and it is further
RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.
4.    That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.
IN WITNESS WHEREOF, AGNC Investment Corp. has caused this Certificate to be executed by its duly authorized officer this 25th day of October, 2017.

AGNC INVESTMENT CORP.

By:	/s/ Kenneth L. Pollack
Name: Kenneth L. Pollack
Title: Senior Vice President, General Counsel and Secretary

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